Exhibit 99.3

Waxman Industries, Inc. Reports
Fiscal 2004 Third Quarter and Nine Month Results
and Date of Annual Meeting for “Going Private” Proposal

     Bedford Heights, Ohio — May 17 , 2004 — Waxman Industries, Inc. (OTCBB-WAXM), a leading supplier of specialty plumbing, floor and surface protection and other industrial products to the consumer and industrial markets, reported its revenue and earnings for the fiscal 2004 third quarter and nine months ended March 31, 2004.

Operating Results

     Net sales for the Company’s wholly owned operations for the three months ended March 31, 2004 amounted to $17.2 million, a 13 percent improvement, as compared to $15.2 million in the same prior year period. In the fiscal 2004 third quarter, sales to retailers improved over the same period last year, while sales to industrial sales customers were approximately the same as the prior year period. The Company reported operating income of $223,000 for the fiscal 2004 third quarter as compared to a loss of $425,000 in the comparable quarter in fiscal 2003. Increases in sales and the gross margin on the mix of sales led to an improvement in gross profit. Selling, general and administrative expenses increased, partially due to variable expenses associated with increases in sales, approximately $163,000 in expenses incurred by the Company in connection with the potential going private transaction and, to a lesser extent, foreign transaction losses of $76,000 in the fiscal 2004 third quarter as compared to approximately $4,000 in the comparable quarter last year. The Company’s net interest expense for the fiscal 2004 third quarter amounted to $110,000, as compared to $128,000 in the fiscal 2003 third quarter. Average borrowings decreased from $7.6 million in the fiscal 2003 third quarter to $5.5 million in the fiscal 2004 third quarter due to the use of proceeds from the sale of a building in Taiwan and improved collections from stronger sales.

     Net income for the fiscal 2004 third quarter ended March 31, 2004 amounted to $106,000, or $0.09 per basic and diluted share, as compared to net income of $101,000, or $0.08 per basic and diluted share, in the comparable period last year. The current year’s results were partially affected by the additional expenses incurred associated with the going private transaction, while the prior year third quarter was favorably affected by a net tax benefit of $476,000, which includes a $550,000 tax benefit from the favorable resolution of a state tax assessment.

     For the fiscal 2004 nine month period ended March 31, 2004, the Company’s net sales were $51.9 million as compared to $49.4 million in fiscal 2003 nine month period. Operating income for the nine months ended March 31, 2004 was $1,153,000 as compared to $202,000 in the comparable nine month period last year, and net income for the current year nine month period amounted to $1,343,000, or $1.10 per share, as compared to $196,000, or $0.16 per share in the prior year-to-date period. The increase in net income for the current year nine month period was primarily the result other income in excess of $752,000 of other income, primarily from the sale of a building in Taiwan in October 2003 and additional profit from the increase in sales. The Company determined it appropriate to sell the building as it was being underutilized by the Company, and to lease back a portion of the facility that was suitable for the Company’s requirements.

     On May 13, 2004, the Company filed its definitive Schedule 13E-3 and Proxy Statement in connection with the annual meeting of the stockholders of the Company to be held on June 22, 2004. At such meeting, the stockholders of the Company will vote upon, among other things, an amendment to the Company’s Certificate of Incorporation, which, if approved, would result in a l-for-100 reverse stock split of the Company’s Common Stock and Class B Common Stock and the cancellation of post-split shares under one share with those holders receiving the right to receive payment of cash, at a rate of $7.63 per each pre-split share of Common Stock or Class B Common Stock held just prior to the reverse stock split. Immediately subsequent to the completion of the reverse stock split and fractional share cancellation, the Company intends to effect, subject to the receipt of stockholder approval, a 100-for-1 forward stock split of its shares to increase the number of outstanding shares to approximately pre-reverse split levels. The per share price payable to cashed-out stockholders in the reverse split represents a 39% premium to the closing stock price on January 23, 2004 (the trading day immediately prior to the initial announcement of the proposed transaction), and premiums of 34%, 73% and 110%, respectively, to the 30-day, one year and three year trailing averages.

     The reverse split is subject to various conditions, including approval by the Company’s primary lenders and its stockholders. It is anticipated that shares controlled directly or indirectly by the Company’s directors will be voted in favor of the transaction. These shares collectively account for at least 67.3% of the total votes entitled to be cast.

     The transaction was unanimously recommended by a Special Committee of outside independent directors and approved by the Company’s Board of Directors. Stout Risius Ross, Inc. served as financial advisor to the Special Committee and provided its fairness opinion to the Special Committee.

     If stockholders approve the reverse split, the Company expects to have fewer than 300 shareholders of record and would become a non-reporting company. Accordingly, the Company’s common stock would no longer be traded on the Over The Counter Bulletin Board, the registration of the common stock under the Securities Exchange Act of 1934 would terminate, and the Company would cease filing reports with the SEC. The Company’s Board of Directors has retained the absolute authority to reject (and not implement) this plan (even after approval thereof) if it subsequently determines that the proposed actions for any reason are not in the best interest of the Company.

     The announcement of the proposed reverse split transaction described above is not a solicitation of a proxy. The Company has filed its definitive proxy materials and other necessary filings with the SEC for the annual meeting of the stockholders to vote on the proposed transaction. The definitive proxy materials contain important information regarding the transaction, including, among other things, the recommendation of the Company’s Board of Directors and the Special Committee regarding the transaction. Stockholders of the Company are advised to read the definitive proxy materials, including the proxy statement, before making any decisions regarding the transaction. Copies of the definitive proxy materials, and any amendments or supplements thereto, are available without charge at the SEC’s website at www.sec.gov or from the Secretary of the Company when they are mailed to stockholders.

     The Company and certain officers and directors of the Company may be deemed to be participants in the solicitation of proxies from the stockholders of Waxman Industries, Inc. in favor of the proposed reverse split. The executive officers and directors of the Company who are expected to be participants in the solicitation of proxies in connection with the proposed reverse split, along with a description of the interests of those executive officers and directors in the Company is set forth in the definitive proxy materials relating to the Company’s annual meeting of stockholders.

     Waxman Industries, Inc. is a leading supplier of specialty plumbing, floor and surface protection and other hardware products to the repair and remodeling market. Through its wholly owned subsidiaries, Waxman Consumer Products Group and WAMI Sales, the Company distributes products to a wide variety of national and regional retailers and wholesalers in the United States. Through its Asian operations, TWI and CWI, the Company manufactures, sources, assembles and packages plumbing and other products for sale to Waxman’s U.S. based operations. Through its TWI Industrial operation, the Company also distributes plumbing and hardware products worldwide to manufacturers, O.E.M. customers, wholesalers, retailers and other industrial customers.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements on this Press Release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, risks associated with currently unforeseen competitive pressures, the ability of the Company to generate or access sufficient liquidity for growth and risks affecting the Company’s industry, such as decreased consumer spending, customer concentration issues and the effects of general economic conditions. In addition, the Company’s business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company’s reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

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Financial tables follow

WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended March 31, 2004 and 2003
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands, except per share data)	2004	2003	2004	2003

Net sales	$17,235	$15,217	$51,898	$49,441
Cost of sales	10,736	10,074	32,898	32,988

Gross profit	6,499	5,143	19,000	16,453
Selling, general and administrative expenses	6,276	5,568	17,847	16,251

Operating income (loss)	223	(425)	1,153	202
Other income	24	178	752	181
Interest expense, net	110	128	372	394

Income (loss) before income taxes	137	(375)	1,533	(11)
Provision (benefit) for income taxes	31	(476)	190	(207)

Net income	$106	$101	$1,343	$196

Other comprehensive income:
Foreign currency translation adjustment	154	80	284	(108)

Comprehensive income	$260	$181	$1,627	$88

Basic and diluted income per share:
Net income	$0.09	$0.08	$1.10	$0.16

Weighted average shares outstanding	1,218	1,218	1,218	1,218

WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2004 and June 30, 2003

ASSETS

	March 31,	June 30,
	2004	2003
(in thousands)	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$3,181	$1,507
Trade receivables, net	10,919	12,129
Other receivables	1,159	1,236
Inventories	9,524	10,119
Prepaid expenses	1,244	1,299

Total current assets	26,027	26,290

Property and equipment, net	6,747	8,150

Unamortized debt issuance costs, net	110	209
Receivable from officer’s life insurance policies	3,218	3,405
Notes receivable from related parties	394	476
Other assets	1,176	639

	$37,672	$39,169

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$4,225	$7,529
Current portion of long-term debt	195	195
Accounts payable	5,562	5,904
Accrued liabilities	4,274	3,605

Total current liabilities	14,256	17,233

Term loan, net of current portion	646	770
Other long-term debt, net of current portion	103	126
Total stockholders’ equity	22,667	21,040

	$37,672	$39,169